[Quest Graphic Omitted]

News Release

For Immediate Release

Company Contact:

Jack Collins, Investor Relations

Phone: (405) 702-7460

Website: www.qrcp.net

Quest Resource Provides Guidance and New Ventures Update

OKLAHOMA CITY – December 20, 2007 – Quest Resource (NASDAQ: QRCP) today announced that the corporation expects to receive $23 million to $25 million in combined distributions from Quest Energy Partners, L.P. (NASDAQ: QELP) and Quest Midstream Partners, L.P. in 2008. Quest owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners.

This estimate reflects the indicated initial annual distribution rate of $1.60 per unit for Quest Energy Partners and the remainder from Quest Midstream. The guidance does not take into account the impact of Quest’s planned merger with Pinnacle Gas Resources, Inc. (NASDAQ: PINN) or any potential transfers of assets to either partnership following the close of the merger.

New Ventures Update

Quest also announced that its New Ventures group has acquired oil and gas rights to approximately 22,300 net acres in southwestern Pennsylvania that it believes are prospective for the Marcellus Shale. Quest recently completed drilling of the first vertical well on the acreage and expects to have the well completed and tested by the middle of the first quarter of 2008. Quest expects to drill additional wells on the acreage in 2008. The New Ventures group is pursuing other opportunities to utilize their technical expertise to create value for Quest Resource shareholders and currently plans to spend $2 million to $3 million on the drilling and completion of wells in Pennsylvania and other areas in 2008.

About Quest Resource Corporation

Quest Resource Corp. is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. (NASDAQ: QELP) and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,000 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,300 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns more than 1,800 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in and around the Cherokee Basin. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the approval of the merger with Pinnacle Gas Resources by the shareholders of Quest and Pinnacle, the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the corporation’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest’s filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.